Exhibit 10.17

CymaBay Therapeutics, Inc.

Non-Employee Directors Compensation Program

Our Non-Employee Director Compensation Program is intended to compensate our non-employee directors with a combination of cash and equity.  Each non-employee director will receive an annual base cash retainer of $40,000 for such service. The chairperson of our board of directors (“Board”) (provided he or she is not an employee) will receive an additional annual base cash retainer of $30,000 for this service. In addition, we intend to compensate the members of our Board for service on our committees as follows:

•

The chairperson of our audit committee will receive an annual cash retainer of $20,000 for this service, and each of the other members of the audit committee will receive an annual cash retainer of $10,000.

•

The chairperson of our compensation committee will receive an annual cash retainer of $15,000 for such service, and each of the other members of the compensation committee will receive an annual cash retainer of $7,500.

•

The chairperson of our nominating and corporate governance committee will receive an annual cash retainer of $10,000 for this service, and each of the other members of the nominating and corporate governance committee will receive an annual cash retainer of $5,000.

Cash payments described above are paid quarterly.

Further, concurrently with the grants under our annual grant program for employees, each non-employee director is expected to be granted an annual equity award valued at approximately $150,000. If a new board member joins our board of directors, the director is expected to be granted an initial equity award valued at approximately $300,000. Annual equity awards and equity awards to new board members will be subject to vesting as determined by our Board or the compensation committee on the date of grant, generally vesting over 12 months for annual grants, and vesting over 36 months for initial grants.